EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-40722) of PLX Technology, Inc. pertaining to 464,626 shares of common stock,
(2)	Registration Statement (Form S-3 No. 333-105745) of PLX Technology, Inc. pertaining to 3,399,646 shares of common stock,
(3)	Registration Statement (Form S-3 No. 333-116702) of PLX Technology, Inc. pertaining to 3,463,648 shares of common stock,
(4)	Registration Statement (Form S-8 No. 333-135811) pertaining to the PLX Technology, Inc.1999 Stock Incentive Plan,
(5)	Registration Statement (Form S-8 No. 333-88259) pertaining to the 1998 Stock Incentive Plan and 1999 Stock Incentive Plan,
(6)	Registration Statement (Form S-8 No. 333-38992) pertaining to the 1999 Stock Incentive Plan,
(7)	Registration Statement (Form S-8 No. 333-38990) pertaining to the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan,
(8)	Registration Statement (Form S-8 No. 333-67026) pertaining to the 1999 Stock Incentive Plan,
(9)	Registration Statement (Form S-8 No. 333-97741) pertaining to the 1999 Stock Incentive Plan,
(10)	Registration Statement (Form S-8 No. 333-105748) pertaining to the HiNT Corporation 2000 Stock Plan, and
(11)	Registration Statement (Form S-8 No. 333-116704) pertaining to the PLX Technology, Inc. 1999 Stock Incentive Plan and NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan;

of our report dated February 24, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows and schedule of PLX Technology, Inc. for the year ending December 31, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/Ernst & Young LLP

San Jose, California
February 26, 2007